                                                                    EXHIBIT 11.1

                               NOVA CORPORATION
               COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                                                      Three Months Ended          Six Months Ended
                                                           June 30,                   June 30,
                                                    ----------------------     ----------------------
                                                       1995        1996           1995        1996
                                                    ----------  ----------     ----------  ----------
Weighted average Common Stock outstanding during
  the period                                         2,288,387  22,104,131      2,288,387  16,821,959
Cheap Stock (1)                                         52,069      11,717         52,069      19,843
Conversion of Preferred Stock into Common Stock     11,876,218   4,959,303     11,876,218   8,398,657
Dilutive effect of common stock equivalents             ---      1,481,387         ---      2,033,471
                                                    ----------  ----------    -----------  ----------
     Total                                          14,216,674  28,556,538     14,216,674  27,273,930
                                                    ==========  ==========    ===========  ==========


Net income (loss)                                   $ (440,000) $1,439,000    $(2,039,000) $2,554,000
Less: Preferred Stock dividends                        143,557      75,082        283,613     229,677
                                                    ----------  ----------    -----------  ----------

Net income (loss) available for Common Stock and
  common stock equivalents                          $ (583,557) $1,363,918    $(2,322,613) $2,324,323
                                                    ==========  ==========    ===========  ==========

Per share amount                                        $(0.04)      $0.05         $(0.16)      $0.09
                                                    ==========  ==========    ===========  ==========
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__________

(1) Pursuant to Securities and Exchange Commission Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("Cheap Stock") during the twelve months immediately preceding the initial filing date of the Company's Registration
Statement for its public offering have been included as outstanding for all periods presented.